                                  EXHIBIT 12.1
                      LIFE RE CORPORATION AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES


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
                                            NINE MONTHS              YEAR ENDED DECEMBER 31,
                                               ENDED          -------------------------------------
                                         SEPTEMBER 30, 1997   1996    1995    1994    1993    1992
                                         ------------------   -----   -----   -----   -----   -----
                                                               (IN MILLIONS)
Income before federal income taxes and
  extraordinary charge.................        $ 53.8         $76.1   $54.8   $52.8   $60.6   $68.6
                                                =====         =====   =====   =====   =====   =====
Fixed charges:
  Interest expense.....................           6.0           8.4    10.7     9.1     9.9    18.9
  Distributions on capital
     securities........................           2.8            --      --      --      --      --
  Dividends on preferred stock of Texas
     Re (pre-tax)......................            --            --      --      --      --     1.9
  Interest portion of operating
     leases............................            .3            .3      .3      .3      .3      .3
                                                -----         -----   -----   -----   -----   -----
  Subtotal.............................           9.1           8.7    11.0     9.4    10.2    21.1
  Interest on annuities and financial
     products..........................          28.6          34.6    21.2    15.0    15.1    15.0
                                                -----         -----   -----   -----   -----   -----
                                               $ 37.7         $43.3   $32.2   $24.4   $25.3   $36.1
                                                =====         =====   =====   =====   =====   =====
Ratio of Earnings to Fixed Charges:
  Excluding interest on annuities and
     financial products(1).............           7.0x          9.8x    6.0x    6.6x    6.9x    4.2x
  Including interest on annuities and
     financial products(2).............           2.4x          2.8x    2.7x    3.2x    3.4x    2.8x
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(1) For purposes of determining this ratio, earnings consist of income before federal income taxes and extraordinary charge (1995 and 1992), plus fixed charges. Fixed charges consist of interest expense on debt, distributions on capital securities, dividends on preferred stock of TexasRe (1992) and the portion of operating leases that are representative of the interest factor.


(2) Same as the ratio of earnings to fixed charges, excluding interest on annuities and financial products, except fixed charges and earnings include interest on annuities and financial products.